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                                                                    EXHIBIT 99.1


May 21, 2002



United States Securities and Exchange Commission
Washington, D.C.  20549

Re:  Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

The Employee Benefits Committee has obtained representation from Arthur Andersen LLP, dated as of May 21, 2002, that states:

"We have audited the statement of net assets available for plan benefits of the Riviana Foods Inc. Savings Plan as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year then ended and have issued our report thereon dated May 21, 2002. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP is not relevant to this audit."

         RIVIANA FOODS INC.
         SAVINGS PLAN


By:      /s/ Jack Nolingberg
         ------------------------------------------
         Jack Nolingberg
         Vice President of Employee Relations
         and Administration
         for Riviana Foods Inc.
         Member of Employee Benefits Committee